Exhibit 99.1

FOR FURTHER INFORMATION:

At the Company:

Paul Mastrapa

Chief Financial Officer

(847) 229-7773

OPTION CARE ANNOUNCES THIRD QUARTER RESULTS

Revenues of $122 Million; Earnings Per Share of $0.16

BUFFALO GROVE, IL, November 3, 2005—Option Care, Inc. (Nasdaq: OPTN) today reported results for the quarter ended September 30, 2005.  Revenues were $122 million for the third quarter, a 22% increase compared to revenues of $100 million for the third quarter of 2004.  Home infusion and specialty pharmacy services increased 30% and 16% respectively compared to the prior year period.  Net income increased 16% for the third quarter to $5.4 million compared to $4.6 million for the third quarter of 2004.  Diluted earnings per share were $0.16 for the quarter ended September 30, 2005, compared to $0.14 for the comparable period last year. Consistent with the company’s dividend policy, the Board of Directors declared a dividend of $0.02 per share for the third quarter of 2005.  The dividend is payable on December 2, 2005 to shareholders of record as of November 18, 2005.

For the nine months ended September 30, 2005, revenue increased 20% to $362 million.  Net income was $16.1 million, or $0.47 per diluted share, an 18% increase from the $13.6 million, or $0.42 per diluted share, in 2004.

Raj Rai, Option Care’s chief executive officer commented, “We are pleased with our third quarter results which includes the expected seasonal loss of Synagis® sales, sluggish summer hospital admissions and hurricane Rita, which impacted our location in Houston, Texas. We continue to demonstrate solid organic growth for infusion and specialty services.  In addition, since the beginning of this year, we have completed six acquisitions and formed two hospital joint ventures in Portland, Oregon and Columbus, Ohio.  These strategic initiatives have added twelve new pharmacies and expanded our coverage to two new states.”

Rai further added, “Our acquisition pipeline is robust, consisting of franchises and independent pharmacies, and we expect to close additional transactions before the end of this year.  We are excited about our accomplishments and future opportunities for growth. As the Synagis® season begins in the fourth quarter, our ongoing sales initiatives, and the impact of completed acquisitions, we expect revenues for the year of $504 to $508 million and earnings per share of approximately $0.66.  Our estimates include increased IVIG product costs which will result in ($0.12) per share for the year.”

Rick Smith, president and chief operating officer, added, “We have opened our first free-standing Ambulatory Treatment Center in Largo, Florida.  This is an exciting new initiative for the company demonstrating our ability to leverage our local clinical capabilities to deliver innovative treatment options.  Regarding the impact of hurricane Wilma, while the operations of our Miramar, Florida central pharmacy were temporarily disrupted, we were able to transition dispensing to our other Florida locations and to our Ann Arbor, Michigan central pharmacy.   We have resumed dispensing from Miramar and do not expect a material impact to results for the fourth quarter.”

Paul Mastrapa, chief financial officer, stated, “Our same store growth of 10% included 9% for specialty pharmacy services and 10% for home infusion and related healthcare services.  Our growth continues to be generated from a wide range of therapies in our portfolio.  In addition to the growth associated with our acquisition activities, we expect to see revenue growth from our joint ventures in the fourth quarter of 2005 and a positive earnings impact in 2006.”

Mastrapa continued, “Overall gross profit for the third quarter was 30.0% compared to 29.9% for the prior year quarter.  Infusion services gross profit was 42.3% for the third quarter compared to 43.6 % for the prior year.  Specialty pharmacy services gross profit declined to 17.1% for the third quarter compared to 17.5% for the quarter ended September 30, 2004.  The decline in specialty gross profit is due to a combination of reduced margins for IVIG therapy offset by favorable mix towards higher margin specialty therapies. As previously discussed, while we continue to experience strong revenue growth from IVIG, its rising cost impacted earnings by ($0.03) per share for the third quarter compared to our expectations.  For the remainder of 2005, we expect margins on IVIG to remain stable at current levels. Overall, the higher mix of infusion revenue offset the composite reduction in specialty margins to maintain overall gross profit at consistent levels compared to the prior year.”

Mastrapa concluded, “Selling, general and administrative expenses increased to 20.3% of revenues compared to 19.8% in the prior year quarter as a result of the shift in mix towards our infusion services which requires greater infrastructure as well as corporate investments to effectively support our strategic initiatives.  Our balance sheet remains very strong with positive cash flow from operations of $5.9 million for the quarter and $17.9 million year-to-date. We have utilized $46.3 million through the nine months ended September 30, 2005 to fund acquisition activities and ended the third quarter with $64 million of cash and short term investments to fund future growth.  Finally, days’ sales outstanding were 55 days at the end of the third quarter, a reduction of 2 days from the second quarter and consistent with December 31, 2004.”

Third Quarter Conference Call

The Company will be hosting a conference call today, Thursday, November 3, to review the financial results for the third quarter.  Investors and other interested parties may access the call at 10:00 a.m. Eastern Time by dialing in at (800) 659-2032, participant passcode 11583780.

The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com.  For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 18117968.  The playback will be available until midnight on November 8, 2005.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care Can Be Found at:

www.optioncare.com

[Financial tables follow]

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Specialty pharmacy services	$67,239	$57,752	$209,736	$181,091
Infusion and related healthcare services	51,178	39,405	141,716	111,801
Other	3,476	2,794	10,687	8,859
Total revenue	121,893	99,951	362,139	301,751

Cost of revenue:
Cost of goods sold	71,680	59,153	219,122	181,958
Cost of services	13,688	10,870	38,269	32,130
Total cost of revenue	85,368	70,023	257,391	214,088

Gross profit	36,525	29,928	104,748	87,663

Selling, general and Administrative expenses	24,689	19,787	69,739	58,236
Provision for doubtful accounts	2,248	1,601	6,727	4,622
Depreciation and amortization	915	724	2,668	1,974

Total operating expenses	27,852	22,112	79,134	64,832

Operating income	8,673	7,816	25,614	22,831

Interest income (expense), net	108	54	258	89
Other expense, net	(73)	(154)	(20)	(233)

Income before income taxes	8,708	7,716	25,852	22,687
Income tax provision	3,348	3,086	9,798	9,071

Net income	$5,360	$4,630	$16,054	$13,616

Net income per share:
Basic	$0.16	$0.14	$0.49	$0.43

Diluted	$0.16	$0.14	$0.47	$0.42

Shares used in computing net income per common share:
Basic	32,723	32,187	32,475	31,920
Diluted	34,518	33,075	34,142	32,667

Dividends per share	$0.0200	$0.0133	$0.0533	$0.0267

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	September 30,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$10,107	$19,816
Short-term investments	53,644	75,370
Accounts receivable, net	73,744	69,930
Inventory	11,917	13,191
Other current assets	11,889	8,557
Total current assets	161,301	186,864

Equipment and other fixed assets, net	18,677	13,709
Goodwill, net	106,507	65,356
Other assets	5,401	3,918
Total assets	$291,886	$269,847

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	18,204	21,819
Current portion of long-term debt	47	19
Other current liabilities	7,015	6,573
Total current liabilities	25,266	28,411

Long-term debt, excluding current portion	86,319	86,306
Other liabilities	9,879	8,567
Total liabilities	121,464	123,284

Total stockholders’ equity	170,422	146,563

Total liabilities and stockholders’ equity	$291,886	$269,847

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net Income	$5,360	$4,630	$16,054	$13,616

Non-cash expenses	3,833	2,649	11,334	8,164
Changes in assets and liabilities:
Accounts receivable	(5,384)	(2,541)	(8,450)	(3,746)
Other assets and liabilities	2,124	3,522	(1,048)	2,086

Net cash provided by operating activities	5,933	8,260	17,890	20,120

Cash flows from investing activities:
Sales of short-term investments, net of purchases	17,954	—	21,726	—
Payments for acquisitions	(20,625)	(2,040)	(46,367)	(3,130)
Net purchases of equipment and other	(2,936)	(1,559)	(7,094)	(4,147)

Net cash provided by investing activities	(5,607)	(3,599)	(31,735)	(7,277)

Cash flows from financing activities:
Proceeds from issuance of stock	1,594	685	6,060	3,088
Payment of cash dividends	(651)	(427)	(1,728)	(855)
Other financing activities	(22)	(6)	(196)	(1,337)

Net cash provided by financing activities	921	252	4,136	896

Net increase (decrease) in cash and cash equivalents	1,247	4,913	(9,709)	13,739

Cash and cash equivalents, beginning of period	8,860	12,787	19,816	3,961

Cash and cash equivalents, end of period	$10,107	$17,700	$10,107	$17,700